Enterra Systems, Inc. 11 - 1583 Pemberton Ave. North Vancouver B.C. V7P 2S4

Attention: Mr. Richard Eppich, President

Dear Sirs:

Re: Enterra Systems Inc. - Registration Statement on Form SB-2 filed February 9, 2006

     We have acted as counsel to Enterra Systems Inc. (the "Company"), a British Columbia corporation, in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") through which up to 15,971,019 shares of the Company's common stock (the "Registered Shares"), are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on February 9, 2006.

     In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)	Certificate of Incorporation;
(b)	Notice of Articles of the Company;
(c)	Articles of the Company;
(d)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;
(e)	The Registration Statement; and

(f)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

     In addition, we have examined such other documents and interviewed representatives of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company. We have assumed that any Registered Shares issued through exercise of warrants will be fully paid prior to issuance.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are or will be when issued duly and validly authorized and issued, fully paid and non-assessable.

     We are solicitors qualified to opine upon the Federal securities laws of the United States and the General Corporation law of Canada and the Province of British Columbia.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the British Columbia and Canadian General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly, CLARK WILSON LLP /s/ Clark Wilson LLP

BIP/lvk

cc: United States Securities and Exchange Commission